Exhibit 99.1

red violet Announces Third Quarter 2023 Financial Results

Record Revenue of $15.8 Million Helps Drive Record EPS of $0.87

BOCA RATON, Fla. – November 7, 2023 – Red Violet, Inc. (NASDAQ: RDVT), a leading analytics and information solutions provider, today announced financial results for the quarter ended September 30, 2023.

“We are pleased to report record revenue and profitability for the third quarter. Our strong performance, given the uncertain economic environment, reflects the underlying strength of the business and the ongoing value proposition we provide for our customers,” stated Derek Dubner, red violet’s CEO. “I am extremely proud of our team’s performance as these results follow a tough comparison from the prior year period that included approximately $1.8 million in one-time transactional revenue. Despite broader macroeconomic challenges, we continue to see strong demand from new and existing customers driven by the differentiation of our technology platform and innovative solutions.”

Third Quarter Financial Results

For the three months ended September 30, 2023, as compared to the three months ended September 30, 2022:

•
Total revenue increased 5% to $15.8 million.
•
Gross profit increased 1% to $10.4 million. Gross margin decreased to 66% from 69%.
•
Adjusted gross profit increased 5% to $12.5 million. Adjusted gross margin decreased to 79% from 80%.
•
Net income increased 453% to $12.5 million, which resulted in earnings of $0.90 and $0.87 per basic and diluted share, respectively. Net income margin increased to 79% from 15%.
•
Adjusted EBITDA increased 3% to $5.4 million. Adjusted EBITDA margin decreased to 34% from 35%.
•
Net cash provided by operating activities increased 84% to $5.8 million.
•
Cash and cash equivalents were $34.2 million as of September 30, 2023.

Third Quarter and Recent Business Highlights

•
Added 272 customers to IDI™ during the third quarter, ending the quarter with 7,769 customers.
•
Added 21,819 users to FOREWARN® during the third quarter, ending the quarter with 168,356 users. Over 330 REALTOR® Associations throughout the U.S. are now contracted to use FOREWARN.
•
Announced agreement with Florida Realtors®, the largest state REALTOR Association in the United States, to purchase FOREWARN services for its 238,000 members beginning January 2024.
•
As a result of our cumulative taxable income for the recent years, projections of future taxable income, and the reversal of taxable temporary differences, the Company released its valuation allowance recorded against its deferred tax assets under ASC 740, resulting in a one-time $10.4 million tax benefit realized in the third quarter.
•
Purchased 97,181 shares of the Company’s common stock year to date through November 3, 2023, at an average price of $18.29 per share pursuant to the Company’s $5.0 million Stock Repurchase Program that was authorized on May 2, 2022. The Company has $2.3 million remaining under the Stock Repurchase Program.

Conference Call

In conjunction with this release, red violet will host a conference call and webcast today at 4:30pm ET to discuss its quarterly results and provide a business update. Please click here to pre-register for the conference call and obtain your dial in number and passcode. To access the live audio webcast, visit the Investors section of the red violet website at www.redviolet.com. Please login at least 15 minutes prior to the start of the call to ensure adequate time for any downloads that may be required. Following the completion of the conference call, an archived webcast of the conference call will be available on the Investors section of the red violet website at www.redviolet.com.

About red violet®

At red violet, we build proprietary technologies and apply analytical capabilities to deliver identity intelligence. Our technology powers critical solutions, which empower organizations to operate with confidence. Our solutions enable the real-time identification and location of people, businesses, assets and their interrelationships. These solutions are used for purposes including risk mitigation, due diligence, fraud detection and prevention, regulatory compliance, and customer acquisition. Our intelligent platform, CORE™, is purpose-built for the enterprise, yet flexible enough for organizations of all sizes, bringing clarity to massive datasets by transforming data into intelligence. Our solutions are used today to enable frictionless commerce, to ensure safety, and to reduce fraud and the concomitant expense borne by society. For more information, please visit www.redviolet.com.

Company Contact:
Camilo Ramirez
Red Violet, Inc.
561-757-4500
ir@redviolet.com

Investor Relations Contacts:

Steven Hooser/Phillip Kupper
Three Part Advisors
214-872-2710
ir@redviolet.com

Use of Non-GAAP Financial Measures

Management evaluates the financial performance of our business on a variety of key indicators, including non-GAAP metrics of adjusted EBITDA, adjusted EBITDA margin, adjusted gross profit, adjusted gross margin and free cash flow ("FCF"). Adjusted EBITDA is a financial measure equal to net income, the most directly comparable financial measure based on US GAAP, excluding interest income, net, income tax (benefit) expense, depreciation and amortization, share-based compensation expense, litigation costs, and write-off of long-lived assets and others. We define adjusted EBITDA margin as adjusted EBITDA as a percentage of revenue. We define adjusted gross profit as revenue less cost of revenue (exclusive of depreciation and amortization), and adjusted gross margin as adjusted gross profit as a percentage of revenue. We define FCF as net cash provided by operating activities reduced by purchase of property and equipment and capitalized costs included in intangible assets.

FORWARD-LOOKING STATEMENTS

This press release contains "forward-looking statements," as that term is defined under the Private Securities Litigation Reform Act of 1995 (PSLRA), which statements may be identified by words such as "expects," "plans," "projects," "will," "may," "anticipate," "believes," "should," "intends," "estimates," and other words of similar meaning. Such forward looking statements are subject to risks and uncertainties that are often difficult to predict, are beyond our control and which may cause results to differ materially from expectations, including whether we will continue to see strong demand from new and existing customers driven by differentiation of our technology platform and innovative solutions. Readers are cautioned not to place undue reliance on these forward-looking statements, which are based on our expectations as of the date of this press release and speak only as of the date of this press release and are advised to consider the factors listed above together with the additional factors under the heading "Forward-Looking Statements" and "Risk Factors" in red violet's Form 10-K for the year ended December 31, 2022 filed on March 8, 2023, as may be supplemented or amended by the Company's other SEC filings. We undertake no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise, except as required by law.

RED VIOLET, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(Amounts in thousands, except share data)

(unaudited)

	September 30, 2023	December 31, 2022
ASSETS:
Current assets:
Cash and cash equivalents	$34,210	$31,810
Accounts receivable, net of allowance for doubtful accounts of $109 and $60 as of September 30, 2023 and December 31, 2022, respectively	6,805	5,535
Prepaid expenses and other current assets	1,178	771
Total current assets	42,193	38,116
Property and equipment, net	627	709
Intangible assets, net	33,992	31,647
Goodwill	5,227	5,227
Right-of-use assets	2,589	1,114
Deferred tax assets	10,021	-
Other noncurrent assets	627	601
Total assets	$95,276	$77,414
LIABILITIES AND SHAREHOLDERS' EQUITY:
Current liabilities:
Accounts payable	$1,989	$2,229
Accrued expenses and other current liabilities	372	1,845
Current portion of operating lease liabilities	548	692
Deferred revenue	527	670
Total current liabilities	3,436	5,436
Noncurrent operating lease liabilities	2,149	598
Deferred tax liabilities	-	287
Total liabilities	5,585	6,321
Shareholders' equity:
Preferred stock—$0.001 par value, 10,000,000 shares authorized, and 0 shares issued and outstanding, as of September 30, 2023 and December 31, 2022	-	-
Common stock—$0.001 par value, 200,000,000 shares authorized, 13,920,370 and 13,956,404 shares issued, and 13,912,390 and 13,956,404 shares outstanding, as of September 30, 2023 and December 31, 2022	14	14
Treasury stock, at cost, 7,980 and 0 shares as of September 30, 2023 and December 31, 2022	(168)	-
Additional paid-in capital	96,648	92,481
Accumulated deficit	(6,803)	(21,402)
Total shareholders' equity	89,691	71,093
Total liabilities and shareholders' equity	$95,276	$77,414

RED VIOLET, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Amounts in thousands, except share data)

(unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2023	2022	2023	2022
Revenue	$15,837	$15,026	$45,143	$40,249
Costs and expenses(1):
Cost of revenue (exclusive of depreciation and amortization)	3,313	3,067	9,732	9,157
Sales and marketing expenses	3,365	2,623	10,332	7,836
General and administrative expenses	5,223	5,465	15,539	16,118
Depreciation and amortization	2,171	1,713	6,141	4,860
Total costs and expenses	14,072	12,868	41,744	37,971
Income from operations	1,765	2,158	3,399	2,278
Interest income, net	346	125	947	126
Income before income taxes	2,111	2,283	4,346	2,404
Income tax (benefit) expense	(10,384)	25	(10,253)	244
Net income	$12,495	$2,258	$14,599	$2,160
Earnings per share:
Basic	$0.90	$0.16	$1.05	$0.16
Diluted	$0.87	$0.16	$1.03	$0.16
Weighted average number of shares outstanding:
Basic	13,952,426	13,748,587	13,970,317	13,690,309
Diluted	14,329,878	13,764,262	14,207,673	13,872,596

(1) Share-based compensation expense in each category:
Sales and marketing expenses	$116	$92	$348	$247
General and administrative expenses	1,253	1,181	3,710	3,819
Total	$1,369	$1,273	$4,058	$4,066

RED VIOLET, INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(Amounts in thousands)

(unaudited)

	Nine Months Ended September 30,
	2023	2022
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$14,599	$2,160
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	6,141	4,860
Share-based compensation expense	4,058	4,066
Write-off of long-lived assets	4	6
Provision for bad debts	913	96
Noncash lease expenses	444	406
Deferred income tax (benefit) expense	(10,308)	207
Changes in assets and liabilities:
Accounts receivable	(2,183)	(2,833)
Prepaid expenses and other current assets	(407)	(250)
Other noncurrent assets	(26)	-
Accounts payable	(240)	(9)
Accrued expenses and other current liabilities	(1,473)	149
Deferred revenue	(143)	(302)
Operating lease liabilities	(512)	(456)
Net cash provided by operating activities	10,867	8,100
CASH FLOWS FROM INVESTING ACTIVITIES:
Purchase of property and equipment	(98)	(271)
Capitalized costs included in intangible assets	(6,921)	(6,139)
Net cash used in investing activities	(7,019)	(6,410)
CASH FLOWS FROM FINANCING ACTIVITIES:
Taxes paid related to net share settlement of vesting of restricted stock units	(197)	(4,310)
Repurchases of common stock	(1,251)	(365)
Net cash used in financing activities	(1,448)	(4,675)
Net increase (decrease) in cash and cash equivalents	$2,400	$(2,985)
Cash and cash equivalents at beginning of period	31,810	34,258
Cash and cash equivalents at end of period	$34,210	$31,273
SUPPLEMENTAL DISCLOSURE INFORMATION:
Cash paid for interest	$-	$-
Cash paid for income taxes	$55	$37
Share-based compensation capitalized in intangible assets	$1,389	$1,193
Retirement of treasury stock	$1,280	$4,675
Right-of -use assets obtained in exchange of operating lease liabilities	$1,919	$-
Operating lease liabilities arising from obtaining right-of-use assets	$1,919	$-

Use and Reconciliation of Non-GAAP Financial Measures

Management evaluates the financial performance of our business on a variety of key indicators, including non-GAAP metrics of adjusted EBITDA, adjusted EBITDA margin, adjusted gross profit, adjusted gross margin and FCF. Adjusted EBITDA is a financial measure equal to net income, the most directly comparable financial measure based on GAAP, excluding interest income, net, income tax (benefit) expense, depreciation and amortization, share-based compensation expense, litigation costs, and write-off of long-lived assets and others, as noted in the tables below. We define adjusted EBITDA margin as adjusted EBITDA as a percentage of revenue. We define adjusted gross profit as revenue less cost of revenue (exclusive of depreciation and amortization), and adjusted gross margin as adjusted gross profit as a percentage of revenue. We define FCF as net cash provided by operating activities reduced by purchase of property and equipment and capitalized costs included in intangible assets.

The following is a reconciliation of net income, the most directly comparable US GAAP financial measure, to adjusted EBITDA:

	Three Months Ended September 30,		Nine Months Ended September 30,
(Dollars in thousands)	2023	2022	2023	2022
Net income	$12,495	$2,258	$14,599	$2,160
Interest income, net	(346)	(125)	(947)	(126)
Income tax (benefit) expense	(10,384)	25	(10,253)	244
Depreciation and amortization	2,171	1,713	6,141	4,860
Share-based compensation expense	1,369	1,273	4,058	4,066
Litigation costs	1	37	49	128
Write-off of long-lived assets and others	56	4	58	7
Adjusted EBITDA	$5,362	$5,185	$13,705	$11,339
Revenue	$15,837	$15,026	$45,143	$40,249

Net income margin	79%	15%	32%	5%
Adjusted EBITDA margin	34%	35%	30%	28%

The following is a reconciliation of gross profit, the most directly comparable US GAAP financial measure, to adjusted gross profit:

	Three Months Ended September 30,		Nine Months Ended September 30,
(Dollars in thousands)	2023	2022	2023	2022
Revenue	$15,837	$15,026	$45,143	$40,249
Cost of revenue (exclusive of depreciation and amortization)	(3,313)	(3,067)	(9,732)	(9,157)
Depreciation and amortization of intangible assets	(2,112)	(1,659)	(5,965)	(4,682)
Gross profit	10,412	10,300	29,446	26,410
Depreciation and amortization of intangible assets	2,112	1,659	5,965	4,682
Adjusted gross profit	$12,524	$11,959	$35,411	$31,092

Gross margin	66%	69%	65%	66%
Adjusted gross margin	79%	80%	78%	77%

The following is a reconciliation of net cash provided by operating activities, the most directly comparable US GAAP financial measure, to FCF:

	Three Months Ended September 30,		Nine Months Ended September 30,
(Dollars in thousands)	2023	2022	2023	2022
Net cash provided by operating activities	$5,789	$3,145	$10,867	$8,100
Less:
Purchase of property and equipment	(47)	(50)	(98)	(271)
Capitalized costs included in intangible assets	(2,412)	(2,246)	(6,921)	(6,139)
Free cash flow	$3,330	$849	$3,848	$1,690

In order to assist readers of our condensed consolidated financial statements in understanding the operating results that management uses to evaluate the business and for financial planning purposes, we present non-GAAP measures of adjusted EBITDA, adjusted EBITDA margin, adjusted gross profit, adjusted gross margin and FCF as supplemental measures of our operating performance. We believe they provide useful information to our investors as they eliminate the impact of certain items that we do not consider indicative of our cash operations and ongoing operating performance. In addition, we use them as an integral part of our internal reporting to measure the performance and operating strength of our business.

We believe adjusted EBITDA, adjusted EBITDA margin, adjusted gross profit, adjusted gross margin and FCF are relevant and provide useful information frequently used by securities analysts, investors and other interested parties in their evaluation of the operating performance of companies similar to ours and are indicators of the operational strength of our business. We believe adjusted EBITDA eliminates the uneven effect of considerable amounts of non-cash depreciation and amortization, share-based compensation expense and the impact of other non-recurring items, providing useful comparisons versus prior periods or forecasts. Adjusted EBITDA margin is calculated as adjusted EBITDA as a percentage of revenue. Our adjusted gross profit is a measure used by management in evaluating the business’ current operating performance by excluding the impact of prior historical costs of assets that are expensed systematically and allocated over the estimated useful lives of the assets, which may not be indicative of the current operating activity. Our adjusted gross profit is calculated by using revenue, less cost of revenue (exclusive of depreciation and amortization). We believe adjusted gross profit provides useful information to our investors by eliminating the impact of non-cash depreciation and amortization, and specifically the amortization of software developed for internal use, providing a baseline of our core operating results that allow for analyzing trends in our underlying business consistently over multiple periods. Adjusted gross margin is calculated as adjusted gross profit as a percentage of revenue. We believe FCF is an important liquidity measure of the cash that is available, after capital expenditures, for operational expenses and investment in our business. FCF is a measure used by management to understand and evaluate the business’s operating performance and trends over time. FCF is calculated by using net cash provided by operating activities, less purchase of property and equipment and capitalized costs included in intangible assets.

Adjusted EBITDA, adjusted EBITDA margin, adjusted gross profit, adjusted gross margin and FCF are not intended to be performance measures that should be regarded as an alternative to, or more meaningful than, financial measures presented in accordance with US GAAP. In addition, FCF is not intended to represent our residual cash flow available for discretionary expenses and is not necessarily a measure of our ability to fund our cash needs. The way we measure adjusted EBITDA, adjusted EBITDA margin, adjusted gross profit, adjusted gross margin and FCF may not be comparable to similarly titled measures presented by other companies, and may not be identical to corresponding measures used in our various agreements.

SUPPLEMENTAL METRICS

The following metrics are intended as a supplement to the financial statements found in this release and other information furnished or filed with the SEC. These supplemental metrics are not necessarily derived from any underlying financial statement amounts. We believe these supplemental metrics help investors understand trends within our business and evaluate the performance of such trends quickly and effectively. In the event of discrepancies between amounts in these tables and the Company's historical disclosures or financial statements, readers should rely on the Company's filings with the SEC and financial statements in the Company's most recent earnings release.

We intend to periodically review and refine the definition, methodology and appropriateness of each of these supplemental metrics. As a result, metrics are subject to removal and/or changes, and such changes could be material.

	(Unaudited)
(Dollars in thousands)	Q4'21	Q1'22	Q2'22	Q3'22	Q4'22	Q1'23	Q2'23	Q3'23
Customer metrics
IDI - billable customers(1)	6,548	6,592	6,817	6,873	7,021	7,256	7,497	7,769
FOREWARN - users(2)	82,419	91,490	101,261	110,051	116,960	131,348	146,537	168,356
Revenue metrics
Contractual revenue %(3)	79%	77%	80%	68%	77%	75%	79%	79%
Gross revenue retention %(4)	96%	97%	95%	94%	95%	94%	94%	94%
Revenue from new customers(5)	$920	$1,014	$805	$2,016	$1,216	$1,869	$1,147	$1,363
Base revenue from existing customers(6)	$9,114	$9,721	$10,164	$10,839	$10,574	$11,121	$11,707	$12,399
Growth revenue from existing customers(7)	$1,224	$1,994	$1,525	$2,171	$1,279	$1,636	$1,826	$2,075
Other metrics
Employees - sales and marketing	54	59	57	64	68	61	63	65
Employees - support	10	10	9	10	10	10	9	9
Employees - infrastructure	18	23	25	25	28	27	26	27
Employees - engineering	37	50	52	52	54	47	47	47
Employees - administration	22	26	27	26	27	25	25	25

(1) We define a billable customer of IDI as a single entity that generated revenue in the last three months of the period. Billable customers are typically corporate organizations. In most cases, corporate organizations will have multiple users and/or departments purchasing our solutions, however, we count the entire organization as a discrete customer.

(2) We define a user of FOREWARN as a unique person that has a subscription to use the FOREWARN service as of the last day of the period. A unique person can only have one user account.

(3) Contractual revenue % represents revenue generated from customers pursuant to pricing contracts containing a monthly fee and any additional overage divided by total revenue. Pricing contracts are generally annual contracts or longer, with auto renewal.

(4) Gross revenue retention is defined as the revenue retained from existing customers, net of reinstated revenue, and excluding expansion revenue. Revenue is measured once a customer has generated revenue for six consecutive months. Revenue is considered lost when all revenue from a customer ceases for three consecutive months; revenue generated by a customer after the three-month loss period is defined as reinstated revenue. Gross revenue retention percentage is calculated on a trailing twelve-month basis. The numerator of which is revenue lost during the period due to attrition, net of reinstated revenue, and the denominator of which is total revenue based on an average of total revenue at the beginning of each month during the period, with the quotient subtracted from one. Prior to Q1’22, FOREWARN revenue was excluded from our gross revenue retention calculation. Beginning Q4’22, our gross revenue retention calculation excludes revenue from idiVERIFIED, which is purely transactional and currently represents less than 3% of total revenue.

(5) Revenue from new customers represents the total monthly revenue generated from new customers in a given period. A customer is defined as a new customer during the first six months of revenue generation.

(6) Base revenue from existing customers represents the total monthly revenue generated from existing customers in a given period that does not exceed the customers' trailing six-month average revenue. A customer is defined as an existing customer six months after their initial month of revenue.

(7) Growth revenue from existing customers represents the total monthly revenue generated from existing customers in a given period in excess of the customers' trailing six-month average revenue.